SERVICES AGREEMENT

THIS SERVICE AGREEMENT (this “Agreement”) is made and entered into as of ________________ (the "Effective Date") by and between Global General Technologies, Inc., a publicly traded Nevada corporation with its head office at 201 South Biscayne Blvd., Miami, FL 33131-4325 (“GLGT”) and AGV International Canada Inc., a Canadian corporation having its main office at 405 Olympic, Hudson, Quebec, Canada (“AGV”), (collectively the “Parties” and individually the “Party”).

WHEREAS GLGT is contemplating a confidential transaction with a third party which shall consist in a possible merger or other business combination (the “Prospective Transaction”) with Smart Wear Technologies Inc. (“Smart Wear”), a privately held Delaware corporation;

WHEREAS AGV International Canada Inc. is a Canadian information technology management consulting firm specialized in the “technology to market” domain;

WHEREAS GLGT desires to retain the services of AGV and AGV desires to provide such services, as further described in this Agreement.

THEREFORE, in consideration of the mutual obligations and undertakings set forth below, the Parties agree as follows:

1.      Scope of the Agreement

GLGT needs to ascertain the relative marketability of GLGT’s wholly owned subsidiary “H7 Security Systems, Inc” (“H7”) product “Silent Soldier”, analyze GLGT’s strategic position, evaluate GLGT’s assets and develop strategic and operational recommendations to optimize GLGT’s position and finalize the terms of GLGT’s relationship with Smart Wear (the “Project”).

2.      Terms of services:

a)           AGV shall assign its President, Gary Stroud (“Stroud”) to this project and Stroud undertakes to personally direct and oversee this project. It is understood however that AGV may retain the services of specific contractors to work on this project, provided such subcontractors are bound by a confidentiality agreement protecting GLGT’s information, as set forth in Section 6. To facilitate the performance of Stroud’s duties and collaboration from H7’s management, GLGT shall elect Stroud President of GLGT.

b)           AGV shall provide its services from its Canadian office. GLGT may require, upon reasonable notice in writing, that AGV’s president Gary Stroud (“Stroud”), attend GLGT meetings, in which case GLGT shall arrange and prepay Stroud’s travel expense (travel expense shall mean transportation, food and lodging, as mutually agreed by the Parties).

c)           GLGT understands and agrees that AGV will have to rely on information provided by GLGT to perform its duties and that in no event shall AGV, its directors and officers, employees, contractors (collectively “Agents”) be liable for (i) any situations, actions or circumstances in existence prior to the Effective Date of this Agreement; (ii) for inaccuracy, errors or omissions in reports provided by AGV (provided that AGV shall make reasonable efforts to ensure the adequacy of any information contained in such any report); or (iii) any action taken or reliance placed on any such reports by GLGT.

3.      Compensation

d)           Fees: As compensation for AGV’s services provided under this Agreement, GLGT shall pay to AGV (the “Management Fees”) payable as follows:

(i)	$12,500 US Dollars by wire transfer within 10 days of signature of this Agreement;

(ii)	$1,000 per day for Due Diligence activities payable in US Dollars by wire transfer upon delivery of the due diligence report ; and

(iii)           Five hundred Thousand (500,000) shares payable in common stock of GLGT, representing (.6546%) of the total 76,376,998 issued and outstanding common stock of GLGT, by delivery of the shares certificates to AGV or Stroud, within ten (10) days upon signature of this Agreement. Subject to any applicable law, said stock shall not be subject to any transfer restrictions and shall be irrevocably vested in AGV or Stroud, as the case may be.

e)           Expenses: All reasonable pre-approved business expenses incurred pursuant to this Agreement shall be prepaid by GLGT or reimbursed by GLGT, as shall be mutually agree by the Parties.

f)           Payment terms. All amounts due shall be paid by wire transfer in accordance with the instructions herein within ten (10) calendar days of receipt of invoice. All fees set out herein shall be paid by GLGT without any set-off or deduction of any kind upon invoicing. Any amount unpaid ten (10) days after invoicing, provided that it is not in dispute, shall be considered overdue. GLGT shall pay interest on overdue amounts at the rate of the lesser of two percent (2%) per month or the maximum amount allowable by law.

Wire transfer instructions

Bank Name	Caisse Desjardins du Quebec (Montreal, Canada)
Bank Routing	CCDQ CAMM
Transit	20184
Institution	815
Beneficiary Name	AGV International Canada Inc.
Beneficiary Account Number	190441

2.      Term and Termination

a)              Term: This Agreement shall commence as of the Effective Date and shall continue until your successor is appointed in accordance with Nevada Law, unless sooner terminated as hereinafter provided ("Term").  The Term may be renewed or extended pursuant to the mutual written agreement of the Parties.

b)           Termination for breach.  If either party shall be in default of this Agreement and such default shall continue for more than five (5) days after notice thereof is given to the party in default, the party not in default shall be entitled to terminate this Agreement.  Default of payment shall constitute a material breach of this Agreement and cause for immediate termination without notice. The election to terminate shall not be construed to be an election of remedies or a waiver thereof, and the party not in default shall be entitled to each and every other remedy available at law and/or in equity.  The failure to object to an act of default shall not be deemed a waiver thereof.

3.      Intellectual Property Rights

The Parties acknowledges and agrees that nothing in this Agreement shall transfer or convey to the other Party any right, title or interest in or to the Intellectual Property Rights belonging to one Party.  For the purpose of this Agreement, “Intellectual Property Rights” means: any and all proprietary rights provided under (i) patent law, (ii) copyright law, (iii) trademark law, (iv) design patent or industrial design law, (v) semi-conductor chip or mask work law, or (vi) any other statutory provision or common law principle applicable to this Agreement or the System which may provide a right, title or interest in and to any ideas, discoveries, creations, formulae, algorithms, concepts, inventions and know-how, including without limitation, trademarks, service marks, designs, source code, integrated circuit topographies, copyrights, as well as design rights, confidential information, trade secrets and any other similar intellectual property rights protected by law in any country.  All right, title and interest in and to the Intellectual Property Rights of each Party are vested in and shall remain the property of such Party.

4.      Confidentiality

Each Party acknowledges that the Confidential Information of the disclosing Party constitutes the valuable property and trade secrets of the disclosing Party, embodying substantial creative efforts and confidential ideas and expressions. Each Party agrees to hold the Confidential Information of the other Party in trust and confidence, to protect the confidentiality of the Confidential Information and not to disclose it in any form whatsoever to any person, except as expressly permitted in this Section 6, without the prior written consent of the disclosing Party. Each Party agrees to use at least the degree of care that such Party uses in the protection of its own Confidential Information and in no event less than a commercially reasonable degree of care. Without the prior consent of the disclosing Party (except pursuant to an order from a Court of competent jurisdiction) neither Party will disclose the Confidential Information of the other party to any person, except on a need-to-know basis to the recipient’s Party employees, advisors consultants, subcontractors or agents (the “Agent”) that require the Confidential Information for use solely for the purposes of this Agreement. Each party shall ensure that any Agent to whom Confidential Information of the other party is disclosed is under a written agreement no less restrictive than this one to maintain the confidentiality of such Confidential Information in accordance with the terms of this Agreement. For the purpose of this Agreement, Confidential Information” means any and all information exchanged between the Parties that is not in the public domain, has not been independently developed by a Party or has not been received in good faith by a Party from a third party, including: (i) proprietary materials, technical plans, data and source code; (ii) copyrighted, copyrightable, patented and patentable information; (iii) current and prospective customer names, lists and contracts; (iv) personnel and compensation information; (v) price lists and price quotes; (vi) financial information, records and reports; (vii) sales and market data of every kind; (viii) trade secrets.  As used herein, “trade secrets” means any scientific, technical or business information, design, process, procedure, formula or improvement that is commercially valuable and whose confidentiality affords its owner a competitive advantage over its competitors.

5.      Warranties and limitation of liability

AGV represents and warrants that the services supplied pursuant to this Agreement shall be supplied in a professional and manner and to standards not less than those generally accepted in the industry. TO THE EXTENT PERMITTED BY LAW, AGV DISCLAIMS ANY FURTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF FITNESS FOR A

PURPOSE. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR SIMILAR OR ADDITIONAL DAMAGES INCURRED OR SUFFERED INCLUDING LOSS OF PROFITS, LOSS OF REVENUES, LOSS OF DATA, LOSS OF BUSINESS INFORMATION, LOSS OF USE OF ANY EQUIPMENT OR PROCESS, LOSS OF GOODWILL, OR BUSINESS INTERRUPTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.  FURTHER, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY FOR ANY MATTER ARISING OUT OF THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AMOUNT PAID IN FEES TO AGV BY GLGT FOR THIS AGREEMENT.

6.      MISCELLEANOUS

a)           Notices: All notices for the purposes of this Agreement shall be in writing and shall be delivered personally, by courier, by registered mail, prepaid post with return receipt, or by facsimile, addressed:

In the case of AGV to:	In the case of the GLGT, to:
AGV International Canada, Inc 405 Olympic Street Hudson (Quebec) J0P 1H0 CANADA	Global General Technologies, Inc. 201 South Biscayne Blvd. Miami, FL 33131-4325
Attention: Mr. Gary T. Stroud, President	Attention:
Tel: (450) 458-0844 Fax: (450) 458- 3103 E-mail: garystroud@earthlink.net	Tel: (917)-620-6401 Fax: (561)-659-3883 E-mail: smshneibalg@verizon.net or to such other coordinates as each party may, from time to time designate in writing to the other Party.  Any notice shall be considered to have been delivered if sent by facsimile, on the first Business Day after transmission, and in all other cases, on the date of actual delivery. Email correspondence does not constitute a notice delivery.

b)           Force Majeure.  Neither party shall be liable for any default or delay in the performance of its obligations due to any causes beyond its reasonable control and which make it impossible for AGV or GLGT to perform in whole or in part the Services set forth in Exhibit A of this Agreement, which causes include but are not limited to, sickness or death of the AGV personnel or the GLGT personnel assigned to collaborate with AGV, fire, flood, earthquake, elements of nature or acts of God; and of war, terrorism, riots, civil disorder, strikes, lockouts, or labour difficulties of any kind whatsoever. GLGT hereby acknowledges that the ability of AGV to investigate, compile, brief and complete the Report on the dates agreed upon requires the co-operation of GLGT in providing AGV with timely responses to requests for information and, if required, access to installation. Accordingly, GLGT agrees that AGV shall not be held responsible for any delays caused by GLGT or any third party under GLGT’s control.

c)           Due Date: In the event that any due date in virtue of this Agreement falls on a non-business day (in the Province of Quebec, Canada or the State of Florida, USA), the following business day shall be deemed to be the due date.

d)           Entire Agreement: This Agreement attached constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, oral or written, between the Parties.

e)           Amendments: This Agreement shall not be modified or amended except by written instrument agreed upon and signed by the Parties hereto.

f)           Invalidity: If any of the provisions contained in this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

g)           Governing Law and Dispute Resolution. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, USA. Any dispute resulting from this Agreement shall be resolved as follows:

(i)              Amicable Dispute Resolution: in the event of a dispute, the Parties undertake for twenty (20) days from the days of receipt by one Party of a formal notice of dispute to negotiate in good faith to settle the dispute to mutual satisfaction.

(ii)              Arbitration. Any dispute not resolved as provided hereto by Section 7. (g) (ii) shall be resolved by arbitration by one designated arbitrator in New York, NY, USA, in accordance with the rules of International Chamber of Commerce.

h)           Assignment: Unless otherwise provided by this Agreement, neither Party may assign any of its rights or obligations hereunder, in whole nor in part, without the prior written consent of the other Party which shall not be unreasonably withheld or unduly delayed.

i)           Binding on Successors: This Agreement shall be to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

j)           Waiver: No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to grant the waiver and, unless otherwise provided, shall be limited to the specific breach waived.

k)           Relationship: The relationship between the Parties is that of independent contracting parties only and not that of partnership, joint venture, agency, employment or any other association whatsoever.

l)           Survival: Sections 5, 4, 6 and this section 7 (l) shall survive the expiration or termination of this Agreement and shall remain in full force and effect.

m)           Counterparts: This Agreement may be signed in counterparts, each of which shall be deemed to be an original, but all of which taken together, shall constitute one and the same document.

The Parties hereto have executed this Agreement and do each hereby warrant and represent that their respective signatory whose signature appears below is, on the date of this Agreement, duly authorized by all necessary and appropriate corporate action, orders and/or laws to execute this Agreement.

AGV International Canada Inc.		Global General Technologies, Inc.
By:		By:
Name:	Gary T. Stroud	Name:	Shmuel M. Shneibalg
Title:	President	Title:
Date:	January 30, 2008	Date:	1/30/08